Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated:  February 14, 2012

BREF HR MANAGEMENT, LLC

By:         /s/ Theresa Ann Hoyt
Name:  Theresa Ann Hoyt
Title:  Authorized Representative

  /s/ Andrea Sue Balkan
Andrea Sue Balkan

  /s/ Barry Stuart Blattman
Barry Stuart Blattman

  /s/ Theresa Ann Hoyt
Theresa Ann Hoyt

  /s/ William Mitchell Powell
William Mitchell Powell